FOR IMMEDIATE RELEASE

PREMIER FINANCIAL CORP. ANNOUNCES FULL YEAR 2022 RESULTS

AND DIVIDEND INCREASE

Fourth Quarter 2022 Highlights

•
Loan growth of $239.0 million (up 15.1% annualized) including $131.5 million for commercial loans excluding PPP (up 12.8% annualized)
•
Customer deposits growth of $100.4 million (up 6.0% annualized) including $43.0 million of non-interest-bearing (up 9.4% annualized)
•
Net interest income (tax equivalent) of $62.8 million or $62.2 million excluding PPP and acquisition marks accretion, up 9.3% and 17.0%, respectively, from 2021 fourth quarter
•
Completed an insurance agency acquisition
•
Declared dividend of $0.31 per share, up 3.3% from prior year comparable period

Full Year 2022 Highlights

•
Loan growth of $1.1 billion (up 20.5%) including $694.7 million for commercial loans excluding PPP (up 19.6%)
•
Customer deposits growth of $481.0 million (up 7.7%) including $144.7 million of non-interest-bearing (up 8.4%)
•
Net interest income (tax equivalent) of $243.7 million or $237.3 million excluding PPP and acquisition marks accretion, up 6.7% and 14.1%, respectively, from 2021
•
Asset quality improved with non-performing loans down 30% and classified loans down 37% from 2021

DEFIANCE, OHIO (January 24, 2023) – Premier Financial Corp. (Nasdaq: PFC) (“Premier” or the “Company”) announced today 2022 fourth quarter and full year results. Net income for the fourth quarter of 2022 was $25.3 million, or $0.71 per diluted common share, compared to $25.3 million, or $0.69 per diluted common share, for the fourth quarter of 2021. Net income for 2022 was $102.2 million, or $2.85 per diluted common share, compared to $126.1 million, or $3.39 per diluted common share, for 2021.

“We continued to have stronger than anticipated loan and deposit growth as we closed the fourth quarter,” said Gary Small, President and CEO of Premier. “Full year loan growth exceeded 20% with core customer deposits up 7.7%. For the full year, tax equivalent net interest income grew $29 million, or 14% on a core basis excluding PPP and purchase accounting marks. The growth reflects the strength of our client base and the markets in which we operate. We did experience a step up in deposit betas during the quarter although this is in line with our overall historical range for the deposit book of business. As noted last quarter, we are utilizing non-core funding enabling us to thoughtfully manage core deposit costs across the organization. Diligent funding cost management will be a key for the organization and the industry in 2023.”

Quarterly results

Strong loan and deposit growth

Gross loans including those held for sale increased $239.0 million (up 15.1% annualized) on a linked quarter basis. Loan growth occurred in each category, including $131.5 million from commercial loans excluding PPP (up 12.8% annualized), $100.9 million from residential loans including held for sale (up 23.4% annualized) and $5.9 million from consumer/home equity loans (up 4.8% annualized). PPP loans decreased $38 thousand and were only $1.1 million as of December 31, 2022.

Customer deposits increased $100.4 million (up 6.0% annualized) on a linked quarter basis. Deposit growth occurred in each customer category, including $43.0 million from non-interest bearing deposits (up 9.4% annualized) and $57.4 million from interest-bearing deposits (up 4.7% annualized). Brokered deposits also added $73.8 million.

Net interest income and margin

Net interest income of $62.8 million on a tax equivalent (“TE”) basis in the fourth quarter of 2022 was down 1.1% from $63.5 million in the third quarter of 2022 but up 9.3% from $57.5 million in the fourth quarter of 2021. TE net interest margin of 3.28% in the fourth quarter of 2022 decreased 12 basis points from 3.40% in the third quarter of 2022 and 13 basis points from 3.41% in the fourth quarter of 2021. Results for all periods include the impact of PPP as well as acquisition marks and related accretion. Fourth quarter 2022 includes $329 thousand of accretion in interest income, $225 thousand of accretion in interest expense and $6 thousand of interest income on average balances of $1.2 million for PPP. Excluding the impact of acquisition marks accretion and PPP loans, core net interest income was $62.2 million, down 1.0% from $62.9 million in the third quarter of 2022 but up 17.0% from $53.2 million in the fourth quarter of 2021. Additionally, core net interest margin was 3.25% for the fourth quarter of 2022, down 11 basis points from 3.36% for the third quarter of 2022 but up 4 basis points from 3.21% for the fourth quarter of 2021. These results are positively impacted by the combination of loan growth excluding PPP as discussed above and higher loan yields excluding PPP and acquisition marks accretion, which were 4.51% for the fourth quarter of 2022 compared to 4.24% in the third quarter of 2022 and 3.86% in the fourth quarter of 2021. The fourth quarter increase of 27 basis points represents a beta of 18% compared to the change in the quarterly average effective Federal Funds rate that increased 147 basis points to 3.65% for the fourth quarter of 2022 as reported by the Federal Reserve Economic Data. The cost of funds in the fourth quarter of 2022 was 1.00%, up 45 basis points from the third quarter of 2022 and up 79 basis points from the fourth quarter of 2021. The year-over-year increase is largely due to utilization of higher cost FHLB borrowings in support of loan growth in excess of deposit growth. The linked quarter increase is due to higher rates on FHLB borrowings, utilization of brokered deposits and higher average deposit costs. Excluding brokered deposits and acquisition marks accretion, average deposit costs increased 33 basis points to 0.72% for the fourth quarter of 2022, which represents a beta of 22% compared to the change in the quarterly average effective Federal Funds rate.

Non-interest income

Service fees in the fourth quarter of 2022 were $6.6 million, a 1.3% increase from $6.5 million in the third quarter of 2022 and a 4.4% increase from $6.4 million in the fourth quarter of 2021, primarily due to fluctuations in consumer activity for interchange and ATM/NSF charges. However, total non-interest income in the fourth quarter of 2022 of $14.2 million was down 14.8% from $16.7 million in the third quarter of 2022 and down 19.1% from $17.6 million in the fourth quarter of 2021 primarily due to fluctuations in mortgage banking and gains/losses on securities. Mortgage banking income decreased by $4.3 million on a linked quarter basis due to a $4.6 million decrease in gains, primarily from higher hedge costs, partially offset by a $0.3 million higher MSR valuation gain. Mortgage banking income for the fourth quarter decreased $3.4 million year-over-year due to a $4.1 million decrease in gains primarily from compressed margins and lower saleable mix offset partly by a $0.5 million benefit from lower MSR amortization and a $0.2 million higher MSR valuation gain. Securities gains were $1.2 million in the fourth quarter of 2022 primarily from $1.3 million of gains on the sale of $8.7 million of equity securities, which were partially offset by $0.1 million of decreased valuations on remaining equity securities. This compares to $43 thousand of losses from decreased valuations on equity securities in the third quarter of 2022 and $1.1 million of gains from increased valuations on equity securities in the fourth quarter of 2021. An additional $9.6 million of available-for-sale securities were sold for a gain of $1 thousand during the fourth quarter of 2022. The combined $18.3 million of proceeds from security sales will benefit net interest income beginning in the first quarter of 2023. BOLI income of $1.0 million in the fourth quarter 2022 decreased from $2.1 million in the fourth quarter 2021 due to $1.1 million of claim gains in 2021 compared to none in 2022.

“We are pleased to note we originated over $1 billion in residential mortgages for the year in a very difficult environment,” Small added. “We continue to adjust our product offering to optimize the saleable mix and improve our gain on sale margins and remain very committed to the business over the long-term.”

Non-interest expenses

Non-interest expenses in the fourth quarter of 2022 were $43.0 million, a 4.7% increase from $41.1 million in the third quarter of 2022 and a 3.7% increase from $41.5 million in the fourth quarter of 2021. Compensation and benefits were $25.0 million in the fourth quarter of 2022, compared to $24.5 million in the third quarter of 2022 and $24.2 million in the fourth quarter of 2021. The linked quarter increase was primarily due to lower deferred costs related to decreased loan production. The year-over-year increase was primarily due to costs related to higher staffing levels for our growth initiatives and higher base compensation including mid-year adjustments. Data processing and FDIC premiums increased $0.8 million and $0.3 million on a linked quarter basis, respectively, and $0.4 million and $0.5 million on a year-over-year basis, respectively, due to our growth initiatives. All other non-interest expenses increased a net $0.4 million on a linked quarter basis and decreased a net $0.1 million on a year-over-year basis. The efficiency ratio for the fourth quarter 2022 of 56.76% worsened from 51.26% in the third quarter of 2022 and from 56.14% in the fourth quarter of 2021, primarily due to higher expenses.

Credit quality

Non-performing assets totaled $34.4 million, or 0.4% of assets, at December 31, 2022, an increase from $33.6 million at September 30, 2022, but a decrease from $48.2 million at December 31, 2021. Loan delinquencies increased to $18.3 million, or 0.3% of loans, at December 31, 2022, from $13.2 million at September 30, 2022, and from $12.3 million at December 31, 2021. Classified loans totaled $43.8 million, or 0.6% of loans, as of December 31, 2022, a decrease from $45.0 million at September 30, 2022, and from $69.5 million at December 31, 2021.

The 2022 fourth quarter results include net loan charge-offs of $830 thousand and a total provision expense of $2.8 million, compared with net loan charge-offs of $9.6 million and a total provision expense of $2.0 million for the same period in 2021. The current year provision is primarily due to higher non-PPP loan growth in 2022 compared to 2021. The allowance for credit losses as a percentage of total loans was 1.13% at December 31, 2022, compared with 1.14% at September 30, 2022, and 1.26% at December 31, 2021. The allowance for credit losses as a percentage of total loans excluding PPP and including unaccreted acquisition marks was 1.17% at December 31, 2022, compared with 1.19% at September 30, 2022, and 1.37% at December 31, 2021. The continued economic improvement following the 2020 pandemic-related downturn has resulted in a year-over-year decrease in the allowance percentages.

“We are pleased with our improved asset quality this year, including a 28.5% decrease in non-performing assets to 0.41% of total assets and a 37.0% decrease in classified loans to 0.61% of loans,” said Paul Nungester, CFO of Premier. “Net charge-offs for 2022 were only 0.015% of average loans excluding $5.3 million for the student loan servicer credit that was reserved for in 2021.”

Annual results

For the year ended December 31, 2022, net income totaled $102.2 million, or $2.85 per diluted common share, compared to $126.1 million, or $3.39 per diluted common share for the year ended December 31, 2021. The year-over-year comparison is primarily impacted by fluctuations in the provision for credit losses, which was an expense of $14.3 million or $0.32 per diluted share in 2022 compared to a benefit of $7.1 million or $0.15 per share in 2021. The current year’s provision expense is primarily due to loan growth, whereas the prior year’s provision benefit was primarily due to the improving economic environment following the COVID-19 pandemic-induced economic recession and reserve increase in 2020.

TE net interest income of $243.7 million in 2022 was up 6.7% from $228.4 million in 2021. TE net interest margin of 3.37% in 2022 decreased by two basis points from 3.39% in 2021. Results for each period include the impact of PPP as well as acquisition marks and related accretion. 2022 includes $1.7 million of accretion in interest income, $0.9 million of accretion in interest expense and $3.8 million of interest income on average balances of $12.1 million for PPP. Excluding the impact of acquisition marks accretion and PPP loans, core net interest income was $237.3 million, up 14.1% from $208.0 million in 2021. Additionally, core net interest margin was 3.28% for 2022, up four basis points from 3.24% for 2021. These improved results are primarily due to loan growth excluding PPP partially offset by lower PPP income and accretion from acquisition marks. Cost of funds in 2022 was 0.51%, up 26 basis points from 2021. The year-over-year increase is primarily due to an increased utilization of higher cost FHLB borrowings in support of loan growth in excess of deposit growth and higher average deposit costs.

Service fees in 2022 were $25.9 million, a 7.0% increase from $24.2 million in 2021, primarily due to increased consumer activity for interchange and ATM/NSF charges. However, total non-interest income in 2022 of $62.2 million was down 21.6% from $79.3 million in 2021 due to fluctuations in mortgage banking, gains/losses on securities, BOLI and other income. Mortgage banking income decreased $12.1 million from 2021 due to a $10.7 million decrease in gains primarily from compressed margins and lower saleable mix and a $3.8 million decrease from lower MSR valuation gains, partially offset by a $2.5 million benefit from lower MSR amortization. Securities losses were $0.6 million in 2022 primarily from $1.3 million of gains on the sale of $8.7 million of equity securities that partially offset $1.9 million of decreased valuations on equity securities compared to $4.2 million of net gains in 2021 comprised of $2.2 million from available-for-sale security sales gains and $2.0 million of gains from increased valuations on equity securities. BOLI income for 2022 decreased $1.2 million from 2021, primarily due to $1.1 million of claim gains in 2021. Other income for 2022 decreased $1.1 million from 2021, primarily due to a $1.3 million non-recurring settlement payment in 2021.

Non-interest expenses in 2022 were $164.5 million, a 4.6% increase from $157.3 million in 2021, primarily due to fluctuations in compensation and benefit expenses. Compensation and benefits were $97.4 million in 2022 compared to $90.6 million in 2021. The year-over-year increase was primarily due to costs related to higher staffing levels for our growth initiatives and higher base compensation including mid-year adjustments. All other non-interest expenses increased a net $0.4 million on a year-over-year basis. The efficiency ratio for 2022 was 53.68% compared to 51.83% in 2021, partly due to higher expenses but also due to lower non-interest income discussed above.

Total assets at $8.46 billion

Total assets at December 31, 2022, were $8.46 billion, compared to $8.24 billion at September 30, 2022, and $7.48 billion at December 31, 2021. Gross loans receivable were $6.46 billion at December 31, 2022, compared to $6.21 billion at September 30, 2022, and $5.30 billion at December 31, 2021. At December 31, 2022, gross loans receivable increased $1.16 billion from a year ago, despite a $57.8 million decrease in PPP loans. Excluding PPP, loans grew $1.22 billion organically, or 23.3% from a year ago. Commercial loans excluding PPP increased by $694.7 million from December 31, 2021, to 2022, or 19.6%. Securities at December 31, 2022, were $1.05 billion, compared to $1.08 billion at September 30, 2022, and $1.22 billion at December 31, 2021. Also, at December 31, 2022, goodwill and other intangible assets totaled $337.1 million compared to $337.9 million at September 30, 2022, and $342.1 million at December 31, 2021, with the decreases attributable to intangibles amortization.

Total non-brokered deposits at December 31, 2022, were $6.76 billion, compared with $6.66 billion at September 30, 2022, and $6.28 billion at December 31, 2021. At December 31, 2022, customer deposits grew $100.4 million organically, or 6.0% annualized from the prior quarter and $481.0 million or 7.7% from December 31, 2021. Brokered deposits were $143.7 million at December 31, 2022, compared to $69.9 million at September 30, 2022 and none at December 31, 2021.

Total stockholders’ equity was $0.89 billion at December 31, 2022, compared to $0.86 billion at September 30, 2022, and $1.02 billion at December 31, 2021. The quarterly increase in stockholders’ equity was primarily due to net earnings after dividends. The year-over-year decrease was primarily due to a decrease in accumulated other comprehensive income (“AOCI”), which was primarily related to a $138 million negative valuation adjustment on the available-for-sale securities portfolio. At December 31, 2022, 1,200,025 common shares remained available for repurchase under the Company’s existing repurchase program.

Insurance Agency Acquisition

On December 30, 2022, Premier, through its wholly owned subsidiary First Insurance Group of the Midwest, Inc. (“FIG”), completed the acquisition of Benham Insurance Associates, Inc. (“BIA”), a property and casualty insurance agency. Located in Holland, Ohio, with annual revenues of approximately $0.2 million, BIA will be added to Premier’s FIG platform.

Dividend to be paid February 17

The Board of Directors declared a quarterly cash dividend of $0.31 per common share payable February 17, 2023, to shareholders of record at the close of business on February 10, 2023. The dividend represents an annual dividend of 4.5 percent based on the Premier common stock closing price on January 23, 2022. Premier has approximately 35,602,000 common shares outstanding.

Conference call

Premier will host a conference call at 11:00 a.m. ET on Wednesday, January 25, 2023, to discuss the earnings results and business trends. The conference call may be accessed by calling 1-844-200-6205 and using access code 105871. Internet access to the call is also available (in listen-only mode) at the following URL: https://events.q4inc.com/attendee/815175646. The webcast replay of the conference call will be available at www.PremierFinCorp.com for one year.

About Premier Financial Corp.

Premier Financial Corp. (Nasdaq: PFC), headquartered in Defiance, Ohio, is the holding company for Premier Bank and First Insurance Group. Premier Bank, headquartered in Youngstown, Ohio, operates 74 branches and 12 loan offices in Ohio, Michigan, Indiana, Pennsylvania and West Virginia (West Virginia office operates as Home Savings Bank) and serves clients through a team of wealth professionals dedicated to each community banking branch. First Insurance Group is a full-service insurance agency with ten offices in Ohio. For more information, visit the company’s website at PremierFinCorp.com.

Financial Statements and Highlights Follow-

Safe Harbor Statement

This document may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements may include, but are not limited to, statements regarding projections, forecasts, goals and plans of Premier Financial Corp. and its management, future movements of interests, loan or deposit production levels, future credit quality ratios, future strength in the market area, and growth projections. These statements do not describe historical or current facts and may be identified by words such as “intend,” “intent,” “believe,” “expect,” “estimate,” “target,” “plan,” “anticipate,” or similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “may,” “can,” or similar verbs. There can be no assurances that the forward-looking statements included in this presentation will prove to be accurate. In light of the significant uncertainties in the forward-looking statements, the inclusion of such information should not be regarded as a representation by Premier or any other persons, that our objectives and plans will be achieved. Forward-looking statements involve numerous risks and uncertainties, any one or more of which could affect Premier’s business and financial results in future periods and could cause actual results to differ materially from plans and projections. These risks and uncertainties include, but not limited to: impacts from the novel coronavirus (COVID-19) pandemic on the economy, financial markets, our customers, and our business and results of operation; changes in interest rates; disruptions in the mortgage market; risks and uncertainties inherent in general and local banking, insurance and mortgage conditions; political uncertainty; uncertainty in U.S. fiscal or monetary policy; uncertainty concerning or disruptions relating to tensions surrounding the current socioeconomic landscape; competitive factors specific to markets in which Premier operates; increasing competition for financial products from other financial institutions and nonbank financial technology companies; legislative or regulatory rulemaking or actions; capital market conditions; security breaches or unauthorized disclosure of confidential customer or Company information; interruptions in the effective operation of information and transaction processing systems of Premier or Premier’s vendors and service providers; failures or delays in integrating or adopting new technology; the impact of the cessation of LIBOR interest rates and implementation of a replacement rate; and other risks and uncertainties detailed from time to time in our Securities and Exchange Commission (SEC) filings, including our Annual Report on Form 10-K for the year ended December 31, 2021 and any further amendments thereto. All forward-looking statements made in this presentation are based on information presently available to the management of Premier and speak only as of the date on which they are made. We assume no obligation to update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law. As required by U.S. GAAP, Premier will evaluate the impact of subsequent events through the issuance date of its December 31, 2022, consolidated financial statements as part of its Annual Report on Form 10-K to be filed with the SEC. Accordingly, subsequent events could occur that may cause Premier to update its critical accounting estimates and to revise its financial information from that which is contained in this news release.

Non-GAAP Reporting Measures

We believe that net income, as defined by U.S. GAAP, is the most appropriate earnings measurement. However, we consider core net interest income to be a useful supplemental measure of our operating performance. We define core net interest income as net interest income on a tax-equivalent basis excluding income from PPP loans and purchase accounting marks accretion. We believe that this metric is a useful supplemental measure of operating performance because investors and equity analysts may use this measure to compare the operating performance of the Company between periods or as compared to other financial institutions or other companies on a consistent basis without having to account for income from PPP loans and purchase accounting marks accretion. Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and ratings agencies in the valuation, comparison, rating and investment recommendations of companies. Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, they are utilized by the Board of Directors to evaluate management. The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other financial institutions or other companies. Please see the exhibits for reconciliations of our supplemental reporting measures.

Consolidated Balance Sheets (Unaudited)
Premier Financial Corp.

	December 31,	September 30,	June 30,	March 31,	December 31,
(in thousands)	2022	2022	2022	2022	2021

Assets
Cash and cash equivalents
Cash and amounts due from depositories	$88,257	$67,124	$62,080	$62,083	$54,858
Interest-bearing deposits	39,903	37,868	72,314	91,683	106,708
	128,160	104,992	134,394	153,766	161,566

Available-for-sale, carried at fair value	1,040,081	1,063,713	1,140,466	1,219,365	1,206,260
Equity securities, carried at fair value	7,832	15,336	13,293	13,454	14,097
Securities investments	1,047,913	1,079,049	1,153,759	1,232,819	1,220,357

Loans (1)	6,460,620	6,207,708	5,890,823	5,388,331	5,296,168
Allowance for credit losses - loans	(72,816)	(70,626)	(67,074)	(67,195)	(66,468)
Loans, net	6,387,804	6,137,082	5,823,749	5,321,136	5,229,700
Loans held for sale	115,251	129,142	145,092	153,498	162,947
Mortgage servicing rights	21,171	20,832	20,693	20,715	19,538
Accrued interest receivable	28,709	26,021	22,533	21,765	20,767
Federal Home Loan Bank stock	29,185	28,262	23,991	15,332	11,585
Bank Owned Life Insurance	170,713	169,728	168,746	167,763	166,767
Office properties and equipment	55,541	53,747	54,060	54,684	55,602
Real estate and other assets held for sale	619	416	462	253	171
Goodwill	317,988	317,948	317,948	317,948	317,948
Core deposit and other intangibles	19,074	19,972	21,311	22,691	24,129
Other assets	133,214	148,949	123,886	108,510	90,325
Total Assets	$8,455,342	$8,236,140	$8,010,624	$7,590,880	$7,481,402

Liabilities and Stockholders’ Equity
Non-interest-bearing deposits	$1,869,509	$1,826,511	$1,786,516	$1,733,157	$1,724,772
Interest-bearing deposits	4,893,502	4,836,113	4,729,828	4,584,078	4,557,279
Brokered deposits	143,708	69,881	-	-	-
Total deposits	6,906,719	6,732,505	6,516,344	6,317,235	6,282,051
Advances from FHLB	428,000	411,000	380,000	150,000	-
Notes payable and other interest-bearing liabilities	-	-	-	-	-
Subordinated debentures	85,103	85,071	85,039	85,008	84,976
Advance payments by borrowers	34,188	33,511	40,344	20,332	24,716
Reserve for credit losses - unfunded commitments	6,816	7,061	6,755	5,340	5,031
Other liabilities	106,795	102,032	80,995	69,669	61,132
Total Liabilities	7,567,621	7,371,180	7,109,477	6,647,584	6,457,906
Stockholders’ Equity
Preferred stock	-	-	-	-	-
Common stock, net	306	306	306	306	306
Additional paid-in-capital	691,453	691,578	690,905	691,350	691,132

Accumulated other comprehensive income (loss)	(173,460)	(181,231)	(126,754)	(75,497)	(3,428)
Retained earnings	502,909	488,305	470,779	459,087	443,517
Treasury stock, at cost	(133,487)	(133,998)	(134,089)	(131,950)	(108,031)
Total Stockholders’ Equity	887,721	864,960	901,147	943,296	1,023,496
Total Liabilities and Stockholders’ Equity	$8,455,342	$8,236,140	$8,010,624	$7,590,880	$7,481,402

(1) Includes PPP loans of:	$1,143	$1,181	$4,561	$18,660	$58,906

Consolidated Statements of Income (Unaudited)
Premier Financial Corp.
	Three Months Ended					Twelve Months Ended
(in thousands, except per share amounts)	12/31/22	9/30/22	6/30/22	3/31/22	12/31/21	12/31/22	12/31/21
Interest Income:
Loans	$72,194	$65,559	$56,567	$55,241	$55,007	$249,561	$223,787
Investment securities	7,605	6,814	6,197	5,479	5,369	26,095	19,369
Interest-bearing deposits	444	221	120	46	56	831	198
FHLB stock dividends	482	510	174	59	58	1,225	233
Total interest income	80,725	73,104	63,058	60,825	60,490	277,712	243,587
Interest Expense:
Deposits	13,161	6,855	2,671	2,222	2,615	24,909	13,482
FHLB advances	3,941	2,069	527	13	-	6,550	23
Subordinated debentures	1,000	868	763	696	673	3,327	2,713
Notes Payable	4	-	1	-	-	5	-
Total interest expense	18,106	9,792	3,962	2,931	3,288	34,791	16,218
Net interest income	62,619	63,312	59,096	57,894	57,202	242,921	227,369
Provision (benefit) for credit losses - loans	3,020	3,706	5,151	626	2,816	12,503	(6,733)
Provision (benefit) for credit losses - unfunded commitments	(246)	306	1,415	309	(807)	1,784	(319)
Total provision (benefit) for credit losses	2,774	4,012	6,566	935	2,009	14,287	(7,052)
Net interest income after provision	59,845	59,300	52,530	56,959	55,193	228,634	234,421
Non-interest Income:
Service fees and other charges	6,632	6,545	6,676	6,000	6,351	25,853	24,168
Mortgage banking income	(299)	3,970	1,948	4,252	3,060	9,871	21,925
Gain (loss) on sale of available for sale securities	1	-	-	-	-	1	2,218
Gain (loss) on equity securities	1,209	43	(1,161)	(643)	1,132	(551)	1,954
Insurance commissions	3,576	3,488	4,334	4,639	3,379	16,228	15,780
Wealth management income	1,582	1,355	1,414	1,477	1,383	5,828	6,027
Income from Bank Owned Life Insurance	984	983	983	996	2,145	3,946	5,121
Other non-interest income	543	320	171	142	129	984	2,133
Total Non-interest Income	14,228	16,704	14,365	16,863	17,579	62,160	79,326
Non-interest Expense:
Compensation and benefits	24,999	24,522	22,334	25,541	24,247	97,396	90,646
Occupancy	3,383	3,463	3,494	3,700	3,859	14,039	15,501
FDIC insurance premium	1,276	976	802	593	781	3,647	2,896
Financial institutions tax	795	1,050	1,074	1,191	526	4,110	4,079
Data processing	3,882	3,121	3,442	3,335	3,447	13,780	13,550
Amortization of intangibles	1,293	1,338	1,380	1,438	1,483	5,450	6,208
Other non-interest expense	7,400	6,629	6,563	5,497	7,145	26,089	24,444
Total Non-interest Expense	43,028	41,099	39,089	41,295	41,488	164,511	157,324
Income before income taxes	31,045	34,905	27,806	32,527	31,284	126,283	156,423
Income tax expense	5,770	6,710	5,446	6,170	5,974	24,096	30,372
Net Income	$25,275	$28,195	$22,360	$26,357	$25,310	$102,187	$126,051

Earnings per common share:

Basic	$0.71	$0.79	$0.63	$0.73	$0.69	$2.86	$3.39
Diluted	$0.71	$0.79	$0.63	$0.73	$0.69	$2.85	$3.39

Average Shares Outstanding:
Basic	35,589	35,582	35,560	35,978	36,740	35,679	37,109
Diluted	35,790	35,704	35,682	36,090	36,848	35,809	37,200

Premier Financial Corp.
Selected Quarterly Information

(dollars in thousands, except per share data)	4Q22	3Q22	2Q22	1Q22	4Q21	YTD 2022	YTD 2021
Summary of Operations
Tax-equivalent interest income (1)	$80,889	$73,301	$63,283	$61,054	$60,740	$278,526	$244,600
Interest expense	18,106	9,792	3,962	2,931	3,288	34,791	16,218
Tax-equivalent net interest income (1)	62,783	63,509	59,321	58,123	57,452	243,735	228,382
Provision expense (benefit) for credit losses	2,774	4,012	6,566	935	2,009	14,287	(7,052)
Investment securities gains (losses)	1,210	43	(1,161)	(643)	1,132	(550)	4,172
Non-interest income (ex securities gains/losses)	13,018	16,661	15,526	17,506	16,447	62,710	75,154
Non-interest expense	43,028	41,099	39,089	41,295	41,488	164,511	157,324
Income tax expense	5,770	6,710	5,446	6,170	5,974	24,096	30,372
Net income	25,275	28,195	22,360	26,357	25,310	102,187	126,051
Tax equivalent adjustment (1)	164	197	225	229	250	814	1,013
At Period End
Total assets	$8,455,342	$8,236,140	$8,010,624	$7,590,880	$7,481,402
Goodwill and intangibles	337,062	337,920	339,259	340,639	342,077
Tangible assets (2)	8,118,280	7,898,220	7,671,365	7,250,241	7,139,325
Earning assets	7,620,056	7,411,403	7,218,905	6,881,663	6,797,765
Loans	6,460,620	6,207,708	5,890,823	5,388,331	5,296,168
Allowance for loan losses	72,816	70,626	67,074	67,195	66,468
Deposits	6,906,719	6,732,505	6,516,344	6,317,235	6,282,051
Stockholders’ equity	887,721	864,960	901,147	943,296	1,023,496
Stockholders’ equity / assets	10.50%	10.50%	11.25%	12.43%	13.68%
Tangible equity (2)	550,659	527,040	561,888	602,657	681,419
Tangible equity / tangible assets	6.78%	6.67%	7.32%	8.31%	9.54%
Average Balances
Total assets	$8,304,462	$8,161,389	$7,742,550	$7,541,414	$7,510,397	$7,932,398	$7,482,578
Earning assets	7,653,648	7,477,795	7,051,661	6,754,862	6,736,250	7,237,621	6,732,178
Loans	6,359,564	6,120,324	5,667,853	5,382,825	5,356,113	5,885,969	5,473,668
Deposits and interest-bearing liabilities	7,278,531	7,116,910	6,706,250	6,415,483	6,386,341	6,882,309	6,385,080
Deposits	6,773,382	6,654,328	6,385,857	6,314,217	6,301,384	6,533,539	6,287,531
Stockholders’ equity	875,287	912,224	921,847	1,033,816	1,035,717	927,534	1,009,037
Goodwill and intangibles	337,207	338,583	339,932	341,353	342,853	339,255	345,187
Tangible equity (2)	538,080	573,641	581,915	692,463	692,864	588,279	663,850
Per Common Share Data
Net Income (Loss):

Basic	$0.71	$0.79	$0.63	$0.73	$0.69	$2.86	$3.39
Diluted	0.71	0.79	0.63	0.73	0.69	2.85	3.39
Dividends Paid	0.30	0.30	0.30	0.30	0.28	1.20	1.05
Market Value:
High	$30.51	$29.36	$30.13	$32.52	$34.00	$32.52	$35.90
Low	26.11	24.67	25.31	28.58	28.75	24.67	22.23
Close	26.97	25.70	25.35	30.33	30.91	26.97	30.91
Common Book Value	24.94	24.32	25.35	26.48	28.13
Tangible Common Book Value (2)	15.47	14.82	15.80	16.92	18.73
Shares outstanding, end of period (000s)	35,591	35,563	35,555	35,621	36,384
Performance Ratios (annualized)
Tax-equivalent net interest margin (1)	3.28%	3.40%	3.36%	3.44%	3.41%	3.37%	3.39%
Return on average assets	1.21%	1.37%	1.16%	1.42%	1.34%	1.29%	1.68%
Return on average equity	11.46%	12.26%	9.73%	10.34%	9.70%	11.02%	12.49%
Return on average tangible equity	18.64%	19.50%	15.41%	15.44%	14.49%	17.37%	18.99%
Efficiency ratio (3)	56.76%	51.26%	52.23%	54.60%	56.14%	53.68%	51.83%
Effective tax rate	18.59%	19.22%	19.59%	18.97%	19.10%	19.08%	19.42%
Common dividend payout ratio	42.25%	37.97%	47.62%	41.10%	40.58%	42.11%	30.97%

(1) Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 21%.

(2) Tangible assets = total assets less the sum of goodwill and core deposit and other intangibles. Tangible equity = total stockholders' equity less the sum of goodwill, core deposit and other intangibles, and preferred stock. Tangible common book value = tangible equity divided by shares outstanding at the end of the period.

(3) Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains or losses, net.

Premier Financial Corp.
Yield Analysis
(dollars in thousands)
	Three Months Ended					Twelve Months Ended
	12/31/22	9/30/22	6/30/22	3/31/22	12/31/21	12/31/22	12/31/21
Average Balances
Interest-earning assets:
Loans receivable (1)	$6,359,564	$6,120,324	$5,667,853	$5,382,825	$5,356,113	$5,885,969	$5,473,668
Securities	1,235,814	1,261,527	1,288,073	1,250,321	1,245,096	1,258,901	1,135,434
Interest Bearing Deposits	29,884	68,530	76,401	109,757	123,456	70,917	111,433
FHLB stock	28,386	27,414	19,334	11,959	11,585	21,834	11,643
Total interest-earning assets	7,653,648	7,477,795	7,051,661	6,754,862	6,736,250	7,237,621	6,732,178
Non-interest-earning assets	650,814	683,594	690,889	786,552	774,147	694,777	750,400
Total assets	$8,304,462	$8,161,389	$7,742,550	$7,541,414	$7,510,397	$7,932,398	$7,482,578
Deposits and Interest-bearing Liabilities:
Interest bearing deposits	$4,901,412	$4,846,419	$4,614,223	$4,600,801	$4,609,064	$4,741,827	$4,611,525
FHLB advances and other	419,761	377,533	234,945	16,278	-	263,551	12,586
Subordinated debentures	85,084	85,049	85,020	84,988	84,957	85,036	84,911
Notes payable	304	-	428	-	-	183	52
Total interest-bearing liabilities	5,406,561	5,309,001	4,934,616	4,702,067	4,694,021	5,090,597	4,709,074
Non-interest bearing deposits	1,871,970	1,807,909	1,771,634	1,713,416	1,692,320	1,791,712	1,676,006
Total including non-interest-bearing deposits	7,278,531	7,116,910	6,706,250	6,415,483	6,386,341	6,882,309	6,385,080
Other non-interest-bearing liabilities	150,644	132,255	114,453	92,115	88,339	122,555	88,461
Total liabilities	7,429,175	7,249,165	6,820,703	6,507,598	6,474,680	7,004,864	6,473,541
Stockholders' equity	875,287	912,224	921,847	1,033,816	1,035,717	927,534	1,009,037
Total liabilities and stockholders' equity	$8,304,462	$8,161,389	$7,742,550	$7,541,414	$7,510,397	$7,932,398	$7,482,578
Average interest-earning assets to interest-bearing liabilities	142%	141%	143%	144%	144%	142%	143%

Interest Income/Expense
Interest-earning assets:
Loans receivable (2)	$72,201	$65,564	$56,573	$55,248	$55,013	$249,586	$223,823
Securities (2)	7,762	7,006	6,416	5,701	5,612	26,884	20,346
Interest Bearing Deposits	444	221	120	46	56	831	198
FHLB stock	482	510	174	59	59	1,225	233
Total interest-earning assets	80,889	73,301	63,283	61,054	60,740	278,526	244,600
Deposits and Interest-bearing Liabilities:

Interest bearing deposits	$13,161	$6,855	$2,671	$2,222	$2,615	$24,909	$13,482
FHLB advances and other	3,941	2,069	527	13	-	6,550	23
Subordinated debentures	1,001	868	763	696	673	3,327	2,713
Notes payable	3	-	1	-	-	5	-
Total interest-bearing liabilities	18,106	9,792	3,962	2,931	3,288	34,791	16,218
Non-interest bearing deposits	-	-	-	-	-	-	-
Total including non-interest-bearing deposits	18,106	9,792	3,962	2,931	3,288	34,791	16,218
Net interest income	$62,783	$63,509	$59,321	$58,123	$57,452	$243,735	$228,382
Less: PPP income	(6)	(26)	(160)	(3,641)	(2,686)	(3,833)	(14,544)
Less: Acquisition marks accretion	(554)	(608)	(706)	(737)	(1,595)	(2,606)	(5,869)
Core net interest income	$62,223	$62,875	$58,455	$53,745	$53,171	$237,296	$207,969

Average Rates (3)
Interest-earning assets:
Loans receivable	4.54%	4.29%	3.99%	4.11%	4.11%	4.24%	4.09%
Securities (4)	2.51%	2.22%	1.99%	1.82%	1.80%	2.14%	1.79%
Interest Bearing Deposits	5.94%	1.29%	0.63%	0.17%	0.18%	1.17%	0.18%
FHLB stock	6.79%	7.44%	3.60%	1.97%	2.04%	5.61%	2.00%
Total interest-earning assets	4.23%	3.92%	3.59%	3.62%	3.61%	3.85%	3.63%
Deposits and Interest-bearing Liabilities:
Interest bearing deposits	1.07%	0.57%	0.23%	0.19%	0.23%	0.53%	0.29%
FHLB advances and other	3.76%	2.19%	0.90%	0.32%	0.00%	2.49%	0.18%
Subordinated debentures	4.71%	4.08%	3.59%	3.28%	3.17%	3.91%	3.20%
Notes payable	3.95%	-	0.93%	-	-	2.73%	0.75%
Total interest-bearing liabilities	1.34%	0.74%	0.32%	0.25%	0.28%	0.68%	0.37%
Non-interest bearing deposits	-	-	-	-	-	-	-
Total including non-interest-bearing deposits	1.00%	0.55%	0.24%	0.18%	0.21%	0.51%	0.25%
Net interest spread	2.89%	3.18%	3.27%	3.37%	3.33%	3.17%	3.29%
Net interest margin (5)	3.28%	3.40%	3.36%	3.44%	3.41%	3.37%	3.39%
Core net interest margin (5)	3.25%	3.36%	3.32%	3.20%	3.21%	3.28%	3.24%

(1) Includes average PPP loans of:	$1,160	$1,889	$12,966	$32,853	$101,804	$12,102	$282,693

(2) Interest on certain tax exempt loans and securities is not taxable for Federal income tax purposes. In order to compare the tax-exempt yields on these assets to taxable yields, the interest earned on these assets is adjusted to a pre-tax equivalent amount based on the marginal corporate federal income tax rate of 21%.

(3) Annualized.
(4) Securities yield = annualized interest income divided by the average balance of securities, excluding average unrealized gains/losses.

(5) Net interest margin is tax equivalent net interest income divided by average interest-earning assets. Core net interest margin represents net interest margin excluding PPP and acquisition marks accretion.

Premier Financial Corp.
Loans and Deposits Composition
(dollars in thousands)
	4Q22	3Q22	2Q22	1Q22	4Q21
Loan Portfolio Composition
Residential real estate	$1,535,574	$1,478,360	$1,382,202	$1,222,057	$1,167,466
Residential real estate construction	176,737	119,204	85,256	97,746	121,621
Total residential loans	1,712,311	1,597,564	1,467,458	1,319,803	1,289,087

Commercial real estate	2,762,311	2,674,078	2,655,730	2,495,469	2,450,349
Commercial construction	428,743	398,044	319,590	260,421	263,304
Commercial excluding PPP	1,054,037	1,041,423	987,242	891,893	836,732
Core commercial loans (1)	4,245,091	4,113,545	3,962,562	3,647,783	3,550,385

Consumer direct/indirect	213,405	212,790	180,539	132,294	126,417
Home equity and improvement lines	277,613	272,367	266,144	261,176	264,354
Total consumer loans	491,018	485,157	446,683	393,470	390,771

Deferred loan origination fees	11,057	10,261	9,559	8,615	7,019
Core loans (1)	6,459,477	6,206,527	5,886,262	5,369,671	5,237,262
PPP loans	1,143	1,181	4,561	18,660	58,906
Total loans	$6,460,620	$6,207,708	$5,890,823	$5,388,331	$5,296,168

Loans held for sale	$115,251	$129,142	$145,092	$153,498	$162,947
Core residential loans (1)	1,827,562	1,726,706	1,612,550	1,473,301	1,452,034
Total loans including loans held for sale but excluding PPP	6,574,728	6,335,669	6,031,354	5,523,169	5,400,209

Undisbursed construction loan funds - residential	$209,306	$231,598	$239,748	$210,702	$204,772
Undisbursed construction loan funds - commercial	463,469	493,199	449,101	314,843	273,118
Undisbursed construction loan funds - total	672,775	724,797	688,849	525,545	477,890
Total construction loans including undisbursed funds	$1,278,255	$1,242,045	$1,093,695	$883,712	$862,815
Gross loans (2)	$7,122,338	$6,922,244	$6,570,113	$5,905,261	$5,767,039

Deposit Portfolio Composition
Non-interest-bearing demand deposits	$1,869,509	$1,826,511	$1,786,516	$1,733,157	$1,724,772
Interest-bearing demand deposits	1,048,666	1,084,550	1,060,308	1,135,088	1,015,795
Savings deposits	798,003	820,650	832,859	830,143	804,451
Money market account deposits	2,136,774	2,112,905	2,045,998	1,894,172	1,936,910
Retail time deposits less than $250	645,318	550,275	532,836	586,967	636,477
Retail time deposits greater than $250	264,741	267,733	257,827	137,708	163,646
Brokered deposits	143,708	69,881	-	-	-
Total deposits	$6,906,719	$6,732,505	$6,516,344	$6,317,235	$6,282,051

(1) Core loans represents total loans excluding undisbursed loan funds, deferred loan origination fees and PPP loans. Core commercial loans represents total commercial real estate, commercial and commercial construction excluding commercial undisbursed loan funds, deferred loan origination fees and PPP loans. Core residential loans represents total loans held for sale, one to four family residential real estate and residential construction excluding residential undisbursed loan funds and deferred loan origination fees.

(2) Gross loans represent total loans including undisbursed construction funds but excluding deferred loan origination fees.

Premier Financial Corp.
Loan Delinquency Information
(dollars in thousands)	Total Balance	Current	30 to 89 days past due	% of Total	Non Accrual Loans	% of Total

December 31, 2022
One to four family residential real estate	$1,535,574	$1,520,074	$6,792	0.4%	$8,708	0.6%
Construction	1,278,255	1,277,818	437	0.0%	-	0.0%
Commercial real estate	2,762,311	2,747,539	1,205	0.0%	13,567	0.5%
Commercial	1,055,180	1,047,829	497	0.0%	6,854	0.6%
Home equity and improvement	277,613	270,138	5,216	1.9%	2,259	0.8%
Consumer finance	213,405	206,779	4,192	2.0%	2,434	1.1%
Gross loans	$7,122,338	$7,070,177	$18,339	0.3%	$33,822	0.5%

September 30, 2022
One to four family residential real estate	$1,478,360	$1,464,319	$6,232	0.4%	$7,809	0.5%
Construction	1,242,045	1,242,045	-	0.0%	-	0.0%
Commercial real estate	2,674,078	2,660,068	116	0.0%	13,894	0.5%
Commercial	1,042,604	1,034,898	338	0.0%	7,368	0.7%
Home equity and improvement	272,367	267,077	3,144	1.2%	2,146	0.8%
Consumer finance	212,790	207,453	3,417	1.6%	1,920	0.9%
Gross loans	$6,922,244	$6,875,860	$13,247	0.2%	$33,137	0.5%

December 31, 2021
One to four family residential real estate	$1,167,466	$1,149,333	$6,212	0.5%	$11,921	1.0%
Construction	862,815	861,326	1,489	0.2%	-	0.0%
Commercial real estate	2,450,349	2,435,491	15	0.0%	14,843	0.6%
Commercial	895,638	879,521	76	0.0%	16,041	1.8%
Home equity and improvement	264,354	258,661	2,517	1.0%	3,176	1.2%
Consumer finance	126,417	122,361	2,023	1.6%	2,033	1.6%
Gross loans	$5,767,039	$5,706,693	$12,332	0.2%	$48,014	0.8%

Loan Risk Ratings Information
(dollars in thousands)	Total Balance	Pass Rated	Special Mention	% of Total	Classified	% of Total

December 31, 2022
One to four family residential real estate	$1,524,029	$1,514,719	$935	0.1%	$8,375	0.5%
Construction	1,278,255	1,278,255	-	0.0%	-	0.0%
Commercial real estate	2,760,766	2,694,443	46,029	1.7%	20,294	0.7%
Commercial	1,050,122	1,016,973	26,319	2.5%	6,830	0.7%
Home equity and improvement	275,204	273,613	-	0.0%	1,591	0.6%
Consumer finance	213,131	210,760	-	0.0%	2,371	1.1%
PCD loans	20,831	13,904	2,590	12.4%	4,337	20.8%
Gross loans	$7,122,338	$7,002,667	$75,873	1.1%	$43,798	0.6%

September 30, 2022
One to four family residential real estate	$1,466,470	$1,458,082	$1,267	0.1%	$7,121	0.5%
Construction	1,242,045	1,240,745	1,300	0.1%	-	0.0%
Commercial real estate	2,672,451	2,584,984	65,233	2.4%	22,234	0.8%
Commercial	1,036,441	1,009,384	20,106	1.9%	6,951	0.7%
Home equity and improvement	269,786	268,384	-	0.0%	1,402	0.5%
Consumer finance	212,493	210,602	-	0.0%	1,891	0.9%
PCD loans	22,558	17,044	93	0.4%	5,421	24.0%
Gross loans	$6,922,244	$6,789,225	$87,999	1.3%	$45,020	0.7%

December 31, 2021
One to four family residential real estate	$1,154,070	$1,142,688	$1,316	0.1%	$10,066	0.9%
Construction	862,815	843,293	19,522	2.3%	-	0.0%
Commercial real estate	2,444,471	2,321,654	93,676	3.8%	29,141	1.2%
Commercial	886,472	857,905	14,815	1.7%	13,752	1.6%
Home equity and improvement	260,948	258,914	-	0.0%	2,034	0.8%
Consumer finance	125,926	124,073	-	0.0%	1,853	1.5%
PCD loans	32,337	19,547	101	0.3%	12,689	39.2%
Gross loans	$5,767,039	$5,568,074	$129,430	2.2%	$69,535	1.2%

Premier Financial Corp.
Selected Quarterly Information
(dollars in thousands)
	As of and for the three months ended					Twelve months ended
Mortgage Banking Summary	12/31/22	9/30/22	6/30/22	3/31/22	12/31/21	12/31/22	12/31/21
Revenue from sales and servicing of mortgage loans:
Mortgage banking gains, net	$(1,285)	$3,363	$1,166	$2,543	$2,774	$5,787	$16,437
Mortgage loan servicing revenue (expense):
Mortgage loan servicing revenue	1,862	1,861	1,862	1,879	1,909	7,464	7,574
Amortization of mortgage servicing rights	(1,271)	(1,350)	(1,375)	(1,403)	(1,774)	(5,399)	(7,892)
Mortgage servicing rights valuation adjustments	396	96	295	1,233	151	2,019	5,806
	987	607	782	1,709	286	4,084	5,488
Total revenue from sale/servicing of mortgage loans	$(298)	$3,970	$1,948	$4,252	$3,060	$9,871	$21,925

Mortgage servicing rights:
Balance at beginning of period	$21,915	$21,872	$22,189	$22,244	$21,963	$22,244	$21,666
Loans sold, servicing retained	1,214	1,393	1,058	1,348	2,056	5,013	8,471
Amortization	(1,271)	(1,350)	(1,375)	(1,403)	(1,774)	(5,399)	(7,893)
Balance at end of period	21,858	21,915	21,872	22,189	22,245	21,858	22,244
Valuation allowance:
Balance at beginning of period	(1,083)	(1,179)	(1,474)	(2,707)	(2,858)	(2,706)	(8,513)
Impairment recovery (charges)	396	96	295	1,233	151	2,019	5,807
Balance at end of period	(687)	(1,083)	(1,179)	(1,474)	(2,707)	(687)	(2,706)
Net carrying value at end of period	$21,171	$20,832	$20,693	$20,715	$19,538	$21,171	$19,538
						$-
Allowance Summary
Beginning allowance	$70,626	$67,074	$67,195	$66,468	$73,217	$66,468	$82,079
Provision (benefit) for credit losses - loans	3,020	3,706	5,151	626	2,816	12,503	(6,733)
Net recoveries (charge-offs)	(830)	(154)	(5,272)	101	(9,565)	(6,155)	(8,878)
Ending allowance	$72,816	$70,626	$67,074	$67,195	$66,468	$72,816	$66,468

Total loans	$6,460,620	$6,207,708	$5,890,823	$5,388,331	$5,296,168
Less: PPP loans	(1,143)	(1,181)	(4,561)	(18,660)	(58,906)
Total loans ex PPP	$6,459,477	$6,206,527	$5,886,262	$5,369,671	$5,237,262

Allowance for credit losses (ACL)	$72,816	$70,626	$67,074	$67,195	$66,468
Add: Unaccreted purchase accounting marks	2,706	3,291	3,924	4,652	5,418
Adjusted ACL	$75,522	$73,917	$70,998	$71,847	$71,886
ACL/Loans	1.13%	1.14%	1.14%	1.25%	1.26%

Adjusted ACL/Loans ex PPP	1.17%	1.19%	1.21%	1.34%	1.37%

Credit Quality
Total non-performing loans (1)	$33,822	$33,137	$34,735	$47,298	$48,014
Real estate owned (REO)	619	416	462	253	171
Total non-performing assets (2)	$34,441	$33,553	$35,197	$47,551	$48,185
Net charge-offs (recoveries)	830	154	5,272	(101)	9,565

Restructured loans, accruing (3)	6,587	6,909	5,899	6,287	7,768

Allowance for credit losses - loans / loans	1.13%	1.14%	1.14%	1.25%	1.26%
Allowance for credit losses - loans / non-performing assets	211.42%	210.49%	190.57%	141.31%	137.94%
Allowance for credit losses - loans / non-performing loans	215.29%	213.13%	193.10%	142.07%	138.43%
Non-performing assets / loans plus REO	0.53%	0.54%	0.60%	0.88%	0.91%
Non-performing assets / total assets	0.41%	0.41%	0.44%	0.63%	0.64%
Net charge-offs / average loans (annualized)	0.05%	0.01%	0.37%	-0.01%	0.71%
Net charge-offs / average loans LTM	0.10%	0.26%	0.27%	0.17%	0.16%

(1) Non-performing loans consist of non-accrual loans.
(2) Non-performing assets are non-performing loans plus real estate and other assets acquired by foreclosure or deed-in-lieu thereof.
(3) Accruing restructured loans are loans with known credit problems that are not contractually past due and therefore are not included in non-performing loans.